Exhibit 99.1

   IEC Announces the Addition of Jerold L. Zimmerman to its Board of Directors


Newark, NY - January 27, 2006 - IEC Electronics Corp. (IECE.OB) today announced that Jerold L. Zimmerman was elected to the Board of Directors of the Company.

W. Barry Gilbert, Chairman of the Board and CEO, stated, "We are very pleased that Jerold L. Zimmerman, chaired professor of financial and managerial accounting at the William E. Simon Graduate School of Business Administration, of the University of Rochester, has agreed to join our Board. He is joining the Company during an exciting time as it completes its turnaround from a Company that was virtually bankrupt two years ago to one that is starting to grow and on the edge of creating real value for our shareholders.

Jerry has a long and distinguished career in accounting and organizational theory. In 2004, he and a colleague, Professor Ross Watts, received the American Accounting Association Seminal Contribution to the Accounting Literature Award, the most prestigious research award in the field of accounting. Jerry is the author of numerous, nationally recognized journal articles and textbooks.

We look forward to taking advantage of his skills as we grapple with an ever-increasing set of rules surrounding Sarbanes-Oxley, FASB accounting pronouncements, and other Securities and Exchange Commission requirements. He is truly a talented and seasoned professional."

Zimmerman is an editor of the Journal of Accounting and Economics, and is a member of the board of directors of CPAC (Nasdaq).

IEC is a full service, ISO-9001: 2000 registered EMS provider. The Company offers its customers a wide range of services including design, prototype and volume printed circuit board assembly, material procurement and control, manufacturing and test engineering support, systems build, final packaging and distribution. Information regarding IEC's first quarter 2005 results can be found on its web site at www.iec-electronics.com/news.php.


Contact:
Heather Keenan,
IEC Electronics Corp.,
(315) 332-4262
hkeenan@iec-electronics.com